                                                                     Exhibit 3.6


                                                                  EXECUTION COPY










                          SHAREHOLDER VOTING AGREEMENT

                                                                   June 19, 2000


TO:               VIVENDI S.A.


Dear Sirs:

                    RE: PLAN OF ARRANGEMENT INVOLVING SEAGRAM

                  In consideration of Vivendi S.A. ("Vivendi") entering into a merger agreement dated the date hereof with, and agreeing to participate in the plan of arrangement involving, The Seagram Company Ltd. ("Seagram") (the "TRANSACTION"), this letter agreement sets out the terms on which each shareholder of Seagram executing this letter agreement referred to herein (each, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") undertakes to take certain actions and do certain things in respect of the Transaction.

                  The terms of the Transaction are summarized in the Merger Agreement dated June 19, 2000, among Vivendi, Seagram and the other parties thereto (the "MERGER AGREEMENT"), and capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

1. Each Shareholder hereby represents and warrants to you (and acknowledges that each of you is relying upon such representations and warranties) as follows:

         (a) The common shares in the capital of Seagram (the "SHARES") set forth on Annex I include all Shares held of record, owned by, or for which such Shareholder has or shares any voting power or power of disposition, provided that any such common shares shall cease to be "Shares" from and after such time as such common shares are transferred to the extent permitted by
                  Section 2. Except as described in the Schedule 13D, as amended to the date hereof, of the Shareholders with respect to Seagram's common shares, such Shareholder is the record and beneficial owner, has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Shares set forth on Annex I attributable to such Shareholder. Such Shareholder has good title to the Shares, free and clear of all liens, pledges, mortgages and encumbrances (other than pursuant to loan agreements which shall either be terminated or appropriately modified). As to any Shares that such Shareholder indicates it does not have such sole powers, such Shareholder shall use its reasonable best efforts to cause all of its obligations under this Agreement to be complied with by any person having such powers. Other than the Shares set forth on Annex I, no common shares or securities of Seagram are beneficially owned or controlled directly or indirectly by such Shareholder (other than as may be issued upon exercise of employee stock options).

         (b) Such Shareholder has the legal capacity (including, if such Shareholder is a corporation, due corporate authorization) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming the due authorization, execution and delivery by Vivendi, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms. If such Shareholder is married, and the Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder's spouse, enforceable in accordance with its terms.

         (c) Neither the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby nor the compliance by such Shareholder with any of the provisions hereof shall (i) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its properties or assets (including the Shares and the Options) may be bound (other than pursuant to loan agreements which shall either be terminated or appropriately modified), (ii) require on the part of such Shareholder any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except filings under U.S. and Canadian securities laws) or
                  (iii) violate any order, writ, injunction, decree, judgment or Law applicable to such Shareholder or any of its properties or assets, excluding from the foregoing such violations, breaches, defaults or failures to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

         (d) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of such Shareholder, threatened against such Shareholder or any of its properties or any of its officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, could impair such Shareholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Shareholder or, to the knowledge of such Shareholder, any of its directors or officers, in the case of a corporate entity (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could impair such Shareholder's ability to consummate the transactions contemplated by this Agreement.

2. Each Shareholder hereby represents and warrants to you and covenants with you that between the date of this Agreement and the earlier of (i) the date of termination of the Merger Agreement in accordance with its terms and (ii) the Effective Date of the Transaction (such earlier date being the "EXPIRY DATE"), such Shareholder shall not, except as contemplated by Section 15 hereof, (A) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose (any such event, a "TRANSFER") of any of the Shares, options to acquire common shares of Seagram held by such Shareholder as of the date hereof or any common shares of Seagram arising from the exercise of the Options ("OPTIONS") or otherwise acquired after the date hereof by such Shareholder (the "ADDITIONAL SHARES"), or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), without having first obtained the prior written consent of Vivendi, in each case other than (i) Permitted Family Transfers (as defined below), and (ii) any Shareholder may dispose of any Shares, Options or Additional Shares by transferring them to a Permitted Transferee (as defined in the Shareholder Governance Agreement dated the date hereof, among Vivendi, the Shareholders and the other parties thereto (the "Shareholders Governance Agreement")) so long as such Permitted Transferee agrees in writing with Vivendi to be bound by the terms and conditions of this Agreement as if such Permitted Transferee were a Shareholder and notice and a copy of such agreement is concurrently provided to Vivendi, or (B) grant any proxies or powers of attorney (other than those contemplated by this Agreement), deposit any Shares, Options or Additional Shares (collectively, the "OWNED SECURITIES") into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Securities. A Shareholder shall provide notice (including the aggregate Current Market Value of all such Transfers) to Vivendi upon the making of any Permitted Family Transfer. "Permitted Family Transfers" means Transfers of Shares having a Current Market Value (as defined in the Shareholder Governance Agreement) of no more than $100,000,000 in the aggregate (determined for any Transfer on the applicable transfer date).

3.       Each Shareholder hereby undertakes from time to time, until the Expiry
         Date:

         (a) to vote (or cause to be voted) all the Shares and the Additional Shares at any meeting of the shareholders of Seagram, and in any action by written consent of the shareholders of Seagram (i) in favour of the approval, consent, ratification and adoption of the Transaction (and any actions required in furtherance thereof), (ii) against any merger agreement or merger, reorganization, consolidation, amalgamation, arrangement, business combination, share exchange, liquidation, dissolution, recapitalization, or similar transaction involving Seagram (including, for greater certainty, a Seagram Acquisition Proposal or a Seagram Superior Proposal) (other than the Merger Agreement, the Transaction and any other agreement or transaction involving Vivendi or its Affiliates) and (iii) against any action that would impede, interfere with, or discourage the Transaction and against any action that would result in any breach of any representation, warranty or covenant by Seagram in the Merger Agreement. Upon the request or direction of Vivendi, each Shareholder shall promptly execute and deliver a proxy in respect of any such resolution, and shall have the Owned Securities counted or not counted as part of a quorum in connection with any Seagram shareholders meeting relating to matters set forth in this Section 3(a). If for any reason such proxy is invalid or not effective or is not delivered promptly after request is made, each Shareholder hereby unconditionally and irrevocably appoints Vivendi as attorney in fact for and on its behalf to act in respect of any such resolution in connection with any meeting of Seagram shareholders. Notwithstanding the foregoing, any proxy granted hereunder shall terminate on the Expiry Date.

         (b) such Shareholder shall not without the prior written consent of Vivendi requisition or join in the requisition of any meeting of the shareholders of Seagram for the purpose of considering any resolution;

         (c) for greater certainty, in connection with any matter referred to in Section 3(a)(ii) or 3(a)(iii), such Shareholder shall consult with Vivendi prior to exercising any voting rights attached to the Shares or the Additional Shares and shall exercise or procure the exercise of such voting rights as Vivendi shall instruct, including, without limitation, the delivery to Vivendi, upon its request or direction, of a proxy in respect of any such resolution; and

         (d) such Shareholder shall use its best efforts not to default, or take or omit to take any action which could reasonably be expected to cause a default, under those loans or other arrangements to which such Shareholder is subject that are described in Schedule 1(a) hereto, if any, or as otherwise permitted hereunder, by consent or otherwise.

4. Each Shareholder (except in his or her capacity as a director or officer of Seagram and only to the extent permitted by the Merger Agreement) agrees that, until the Expiry Date, such Shareholder will not, directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to a Seagram Acquisition Proposal.

5.       Each Shareholder hereby irrevocably agrees:

         (a) to details of this Agreement being set out in any information circular produced by Seagram, Canal or Vivendi in connection with the Transaction; and

         (b) to this Agreement being available for inspection until the Expiry Date.

6. Any date, time or period referred to in this Agreement shall be of the essence except to the extent to which Vivendi and the Shareholders agree in writing to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

7. Each Shareholder agrees that monetary damages would not be an adequate remedy for any loss incurred by reason of a breach of this Agreement by any of them and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

8.       Each party hereto agrees and confirms that:

         (a) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each affected Shareholder and Vivendi or in the case of a waiver, by the party against whom the waiver is to be effective; and

         (b) no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

9. This Agreement and the Shareholder Governance Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by the parties hereto.

10. Vivendi represents and warrants to each Shareholder that the provisions of this Agreement constitute legal, valid and binding obligations of Vivendi, enforceable against it in accordance with its terms.

11. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery, if delivered in person, (ii) upon confirmation of transmission by the sender's fax machine, if delivered by facsimile on a Business Day (or otherwise on the next Business Day), or (iii) on the first Business Day following the date of dispatch, if delivered by a nationally recognized next day courier service, to the respective parties at their addresses and fax numbers (as applicable) as specified in the Shareholder Governance Agreement.

12. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

13. The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Vivendi may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to a wholly owned subsidiary of Vivendi (including Sofiee) without reducing its own obligations hereunder without the consent of any Shareholder, and any Shareholder may Transfer Shares, Options or Additional Shares to Permitted Transferees in accordance with clause (A) of Section 2 hereof without the consent of the other parties hereto. Each of Vivendi and each Shareholder agrees that any action or proceeding arising out of or relating to this Agreement shall be exclusively instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of another jurisdiction. Vivendi and each Shareholder hereby respectively appoints Blake, Cassels & Graydon LLP and Goodman Phillips & Vineberg at their respective offices in Toronto, Ontario as attorney for service of process for any action or proceeding arising out of or relating to this Agreement.

14. This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15. Vivendi shall permit Seagram to arrange for a "safe income tuck-in" transaction (the "TUCK-IN") or another form of safe income access transaction, with one or more Shareholders, provided that:

         (a)      only two forms of transaction will be required;

         (b) such transaction is to be completed in accordance with applicable Laws prior to the Effective Date or on the Effective Date but prior to the Effective Time so long as that Vivendi, acting reasonably, agrees to such timing;

         (c)      such transaction must be accomplished in a manner that

                  (i) provides for (A) the payment by each applicable Shareholder of any material (or, if required by any regulatory authority, all) costs and expenses incurred in connection with such transaction by Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them, and (B) an indemnity in favor of Seagram and Vivendi, Vivendi Holdings and Vivendi Exchangeco and any corporation acquired by any of them by the Shareholder and any vendor (each, a "VENDOR") of Shares beneficially owned by such Shareholder from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, taxes (including, without limitation, federal or provincial taxes on income, property, capital, sales, goods and services, and excise duties, and any interest and penalties with respect thereto, whether or not such taxes have been assessed or reassessed as at the date of such transaction), costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "LIABILITIES") suffered or incurred by Seagram, Vivendi, Vivendi Holdings and Vivendi Exchangeco or any corporation acquired by any of them in such transaction (each, a "SUBCO") (and their directors, officers, employees and agents), the whole to be computed on an after-tax basis, as a result of or arising directly or indirectly out of or in respect of or in connection with: (A) any breach by each such Shareholder or Vendor of any representation, warranty, obligation or covenant of the Shareholder or Vendor to Seagram; (B) any Liability sustained, incurred, assumed or acquired by any Subco on or before, or related to any matter occurring on or before, the completion of such transaction; and (C) any Liability which would not have been sustained, suffered or incurred by (or which would not have been asserted, threatened, or be pending against) Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings but for the transaction including, without limitation, all Liabilities which are assumed or incurred by any of Subco or Seagram, Vivendi, Vivendi Exchangeco and Vivendi Holdings directly or indirectly in respect of such transactions; and

                  (ii) does not entail any delay in completing the Arrangement, to Seagram, Vivendi or their respective subsidiaries or shareholders; and

         (d) the terms and conditions of such transaction must be satisfactory to Vivendi and Seagram, acting reasonably, and must include representations and warranties which are satisfactory to Vivendi, acting reasonably, and an indemnity from each applicable Shareholder and any Vendor which is in form and substance satisfactory to Vivendi, acting reasonably.

         In the event that the terms and conditions of such transaction are not satisfactory to Vivendi, acting reasonably, or the Quebec Securities Commission or any other securities regulatory authority in Canada or a court pursuant to section 204 of the Canada Business Corporations Act refuses to grant any relief required in connection with any such transaction, Vivendi will use its reasonable best efforts, for a period not to exceed 15 Business Days, to assist Seagram and the Shareholders in structuring such a transaction in a manner satisfactory to Vivendi, acting reasonably.

         In the event that the terms and conditions of such transaction are not satisfactory to Vivendi acting reasonably and no alternative transaction can be agreed upon as aforesaid where Vivendi has used its reasonable best efforts as aforesaid, this shall not affect the completion of the Arrangement or this Agreement.

16. In connection with the future crystallizations of "safe income" attaching to Exchangeable Shares of Vivendi Exchangeco held and beneficially owned by a Shareholder resident in Canada for purposes of the Income Tax Act (Canada) (the "REQUESTING SHAREHOLDER"), Vivendi undertakes no more frequently than annually to provide to its auditors financial information relating thereto, and to instruct its auditors to provide to the Requesting Shareholder a calculation of "safe income" reasonably arrived at (the "SAFE INCOME COMPUTATION"). Such calculation shall be based on a statement of methodology to be provided by the Requesting Shareholder in sufficient detail to enable the auditors to provide such calculation in an efficient manner. The Requesting Shareholder will assume all costs and expenses relating to the Safe Income Computation and acknowledges that Vivendi is in no way liable for the accuracy or completeness of the Safe Income Computation or for the correctness or suitability of the methodology provided by the Requesting Shareholder. The Requesting Shareholder will be required to acknowledge that any information furnished by Vivendi in connection with the Safe Income Computation is confidential and to undertake not to disclose such information without the prior written approval of Vivendi, not to be unreasonably withheld.

                   This Shareholder Voting Agreement has been agreed and accepted this 19th day of June, 2000.


VIVENDI S.A.

By: /s/ Jean-Marie Messier
    ---------------------------
    Name: Jean-Marie Messier
    Title: Chairman & Chief Executive Officer


BRONFMAN ASSOCIATES

By: /s/ Edgar M. Bronfman
    ---------------------------
    Name: Edgar M. Bronfman
    Title: Managing Partner


C. BRONFMAN FAMILY TRUST

By: /s/ Bruce I. Judelson
    ---------------------------
    Name: Bruce I. Judelson
    Title: Trustee


PBBT/EDGAR MILES BRONFMAN
FAMILY TRUST

By: /s/ Edgar M. Bronfman
    ---------------------------
    Name: Edgar M. Bronfman
    Title: Trustee

By: /s/ John S. Weinberg
    ---------------------------
    Name: John S. Weinberg
    Title: Trustee

By:  /s/  Matthew Bronfman
     --------------------------------
     Name:     Matthew Bronfman
     Title:    Trustee

By:  /s/  Mildred Kalik
     --------------------------------
     Name:     Mildred Kalik
     Title:    Trustee

CHARLES ROSNER BRONFMAN FAMILY TRUST

By:  /s/  Stephen R. Bronfman
     --------------------------------
     Name:     Stephen R. Bronfman
     Title:    Trustee

THE CHARLES BRONFMAN TRUST II

By:  /s/  Jeffrey Scheine
     --------------------------------
     Name:     Jeffrey Scheine
     Title:    Trustee

THE CLARIDGE FOUNDATION

By:  /s/  Charles R. Bronfman
     --------------------------------
     Name:     Charles R. Bronfman
     Title:    Member and Director

CRB ASSOCIATES,
LIMITED PARTNERSHIP

By:  /s/  Jeffrey Scheine
     --------------------------------
     Name:     Jeffrey Scheine
     Title:    Manager of Claridge Israel LLC,
               A General Partner

CHARLES R. BRONFMAN
DISCRETIONARY TRUST


By: /s/ Bruce I. Judelson
   -----------------------
   Name: Bruce I. Judelson
   Title: Trustee


    /s/ Edgar M. Bronfman
   ----------------------
        EDGAR M. BRONFMAN

    /s/ Charles R. Bronfman
   ------------------------
        CHARLES R. BRONFMAN

    /s/ Samuel Bronfman II
   -----------------------
        SAMUEL BRONFMAN II

    /s/ Edgar Bronfman, Jr.
   ---------------------------
        EDGAR BRONFMAN, JR.

    /s/ Matthew Bronfman
   ---------------------
        MATTHEW BRONFMAN

    /s/ Ellen Bronfman Hauptman
   ----------------------------
        ELLEN BRONFMAN HAUPTMAN

                                    Annex I


Holder of Common Shares                          Number of Shares*
Bronfman Associates                               58,618,088
PBBT/Edgar Miles Bronfman Family Trust             1,486,516
C. Bronfman Family Trust                          14,320,000
Charles Rosner Bronfman Family Trust              20,364,000
The Charles Bronfman Trust II                      5,000,000
The Claridge Foundation                            3,280,000
CRB Associates, Limited Partnership                1,300,000
Charles R. Bronfman Discretionary Trust              302,760
Edgar M. Bronfman                                    115,840
Charles R. Bronfman                                    1,000
Samuel Bronfman II                                       240
Edgar Bronfman, Jr.                                      240
Matthew Bronfman                                         240
Ellen J. Bronfman Hauptman                            24,000
                                                   ---------
Total                                            104,812,924

* Does not include employee stock options. In addition, certain parties to the Voting Agreement to which this Annex I is attached may be deemed to have Beneficial Ownership of the common shares listed below. Such common shares shall not be deemed to be "Shares" subject to such Voting Agreement.


Holder of Common Shares                         Number of Shares
Saidye Rosner Bronfman Ruby Trust                  1,070,000
Saidye Rosner Bronfman Topaz Trust                   100,004
The Chastell Foundation                               54,164
The Samuel Bronfman Foundation                       240,000
The Samuel and Saidye Bronfman Family Foundation         240
Jean de Gunzburg                                      66,240